Exhibit 12.2


               Computation of Ratio of Earnings to Fixed Charges
                      TOTAL ENTERPRISE BASIS -- Unaudited
                             Continuing Operations
                             (Dollars in Millions)

                                                   Year Ended December 31
                                            -------------------------------------
                                             1998    1997    1996   1995    1994
                                            ------  ------  ------  -----  ------

Portion of rentals representing interest..  $  105  $   82  $   78  $  76  $   83
Capitalized interest......................      46      31      11     13      58
Other interest and fixed charges..........     328     312     382    452     456
                                            ------  ------  ------  -----  ------
Total fixed charges (A)...................  $  479  $  425  $  471  $ 541  $  597
                                            ======  ======  ======  =====  ======
Earnings -- pretax income with
 applicable adjustments (B)...............  $1,662  $1,745  $1,837  $ 877  $1,300
                                            ======  ======  ======  =====  ======
Ratio of (B) to (A).......................    3.47    4.11    3.90   1.62    2.18
                                            ======  ======  ======  =====  ======